EXHIBIT 99.1

     Cost-U-Less Reports Earnings of 15 cents per share for Fourth Quarter,
                    38 cents per share for Fiscal Year 2003.

Preston, WA, February 26, 2004
------------------------------

Cost-U-Less, Inc. (the "Company") (Nasdaq: CULS) today announced results for the fourth fiscal quarter and fiscal year ended December 28, 2003.

Highlights for the fourth fiscal quarter ended December 28, 2003, were as follows:

     o    EPS of $0.15 compared to EPS of $0.05 for Q4 2002.

     o    Sales of $50.5M, an 11.4% increase over Q4 2002.

     o Comparable store sales (stores open a full 13 months) increase of 13.8%.

For the fourth fiscal quarter of 2003 the Company reported net income of $568,000, or $0.15 per fully diluted share outstanding, compared to net income of $196,000, or $0.05 per fully diluted share outstanding for the corresponding period last year. For the fiscal year 2003, net income increased to $1.4 million, or $0.38 per fully diluted share outstanding, compared to net income of $285,000, or $0.08 per fully diluted share outstanding, for fiscal year 2002.

As previously reported, total sales for the quarter increased 11.4% to $50.5 million compared to $45.3 million for the same period a year ago as the Company benefited from strong comparable sales of 13.8% and the very successful reopening of its Dededo, Guam store on October 3, 2003. This store suffered substantial damage from Supertyphoon Pongsona that struck the island of Guam on December 8, 2002, forcing it to close, and was subsequently rebuilt during 2003. Same store sales for the fiscal quarter and year ending December 28, 2003, are calculated on stores excluding the Guam market as the Company's Dededo store was closed for part of fiscal 2002 and 2003.

Total sales for fiscal year 2003 increased 0.5% to $177.1 million compared to $176.2 million for fiscal year 2002. Despite the temporary closing of the Company's Dededo store in Guam from December 8, 2002, until October 3, 2003, total sales were relatively flat for fiscal 2003 due to positive sales elsewhere, with comparable store sales for the fiscal year ending December 28, 2003, increasing 8.2%.

"We are pleased to cap off the year with such a strong sales, margins, and earnings effort," said J. Jeffrey Meder, the Company's President and CEO. "Figuratively speaking, this comes not as a result of doing one thing one hundred percent better but one hundred things one percent better, and superior to our competitors. It encompasses merchandising and operational improvements throughout our dispersed locations."

For the fourth quarter of fiscal 2003, the Company's gross margins rose 0.6 points to 17.8% of sales compared to 17.2% for the same period a year ago primarily as a result of higher margins for business-to-business sales. For fiscal 2003, the Company's gross margins rose 1.2 points to 17.8% of sales compared to 16.6% for fiscal 2002 due to several factors including better sourcing, pricing, merchandising and mix of goods in the Company's stores.

General and Administrative expenses were negatively impacted for the fourth quarter of fiscal 2003 as the Company recorded a charge of approximately $500,000 for the write down of idle fixed assets from previously closed stores and an acceleration in depreciation of leasehold improvements.

Other income for the fourth quarter of fiscal 2003 included a pre-tax gain of approximately $400,000 on the receipt of insurance reimbursements for damage to inventory and equipment suffered from Supertyphoon Pongsona. For the corresponding quarter a year ago, the Company's results included a pre-tax charge of approximately $400,000 for damage to inventory resulting from the Supertyphoon due to coverage issues. Subsequent to the fiscal year end, the Company has received the insurance receivables recorded on the balance sheet as of December 28, 2003.

The Company's balance sheet working capital position also improved. The current ratio stood at 1.32 for the year ended December 28, 2003, compared to 1.22 for the year ended December 29, 2002, whereas the total liabilities-to-equity ratio improved to 1.41 for the year ended December 28, 2003, compared to 1.58 for the year ended December 29, 2002.

Added Meder, "As we have said before, our focus has been on strengthening the quality of our balance sheet. We now believe that we have the financial foundation for the Company to explore expansion opportunities in selected markets."

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

Forward Looking Statements

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, without limitation: future market opportunities for existing and planned stores; our small store base; the mix of geographic and product revenues; relationships with fourth parties; litigation; our ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; and political and regulatory instability in various geographic regions. In addition, these statements are subject to risks associated with the ongoing negotiations with ASSI, Inc. regarding the possibility of acquiring all outstanding shares of the Company's common stock, including any adverse effect on employee morale and retention, the diversion of management resources and attention, and significant costs incurred in connection with negotiations, including legal, accounting and financial advisory services, as well as other risks and uncertainties detailed in the Company's filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-222-5022

                                COST-U-LESS, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except share and per share data)

                                   (Unaudited)

                                                                    13 Weeks Ended                      52 Weeks Ended
                                                                    --------------                      --------------
                                                             December 28,      December 29,      December 28,      December 29,
                                                                 2003              2002              2003              2002
                                                                 ----              ----              ----              ----
Net sales .............................................      $    50,464       $    45,312       $   177,066       $   176,190
Merchandise costs .....................................           41,493            37,504           145,563           146,975
                                                             -----------       -----------       -----------       -----------
Gross profit ..........................................            8,971             7,808            31,503            29,215

Operating expenses:
     Store ............................................            6,210             5,554            22,304            22,181
     General and administrative .......................            2,145             1,513             6,853             5,934
     Store openings ...................................               79                 0               287                14
                                                             -----------       -----------       -----------       -----------
Total operating expenses ..............................            8,434             7,067            29,444            28,129
                                                             -----------       -----------       -----------       -----------

Operating income ......................................              537               741             2,059             1,086

Other income (expense):
     Interest expense, net ............................             (139)              (88)             (458)             (375)
     Other ............................................              550              (327)              710              (236)
                                                             -----------       -----------       -----------       -----------
Income before income taxes ............................              948               326             2,311               475

Income tax provision ..................................              380               130               930               190
                                                             -----------       -----------       -----------       -----------
Net income ............................................      $       568       $       196       $     1,381       $       285
                                                             ===========       ===========       ===========       ===========

Earnings per common share:
     Basic ............................................      $      0.16       $      0.05       $      0.38       $      0.08
                                                             ===========       ===========       ===========       ===========
     Diluted ..........................................      $      0.15       $      0.05       $      0.38       $      0.08
                                                             ===========       ===========       ===========       ===========

Weighted average common shares outstanding, basic .....        3,636,823         3,606,376         3,613,988         3,606,376
                                                             ===========       ===========       ===========       ===========
Weighted average common shares outstanding, diluted ...        3,807,643         3,608,228         3,670,908         3,614,514
                                                             ===========       ===========       ===========       ===========

                                COST-U-LESS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                   (Unaudited)

                                                               December 28,    December 29,
                                                                   2003            2002
                                                                   ----            ----
                           ASSETS
                           ------

Current assets:
     Cash and cash equivalents .........................         $ 4,093         $ 2,383
     Insurance receivable ..............................           1,135           1,460
     Accounts receivable, net ..........................           1,366           2,517
     Inventories, net ..................................          19,540          18,626
     Other current assets ..............................           1,145             911
                                                                 -------         -------
          Total current assets .........................          27,279          25,897

Property and equipment, net ............................          12,862          13,510
Deposits and other assets ..............................             799             783
                                                                 -------         -------

          Total assets .................................         $40,940         $40,190
                                                                 =======         =======


            LIABILITIES AND SHAREHOLDERS' EQUITY
            ------------------------------------

Current liabilities:
     Line of credit ....................................         $   960         $ 2,367
     Accounts payable ..................................          15,240          15,449
     Accrued expenses and other liabilities ............           4,245           3,107
     Current portion of long-term debt .................             267             267
                                                                 -------         -------
          Total current liabilities ....................          20,712          21,190

Other long-term liabilities ............................             684             594
Long-term debt, less current portion ...................           2,544           2,811
                                                                 -------         -------
          Total liabilities ............................          23,940          24,595

Commitments and contingencies

Shareholders' equity ...................................          17,000          15,595
                                                                 -------         -------

          Total liabilities and shareholders' equity ...         $40,940         $40,190
                                                                 =======         =======